Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

February 26, 2024

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 22, 2024, to the Board of Directors of NuStar GP, LLC (“NuStar Managing GP”), which is the sole general partner of Riverwalk Logistics, L.P. (“NuStar GP”), which is the sole general partner of NuStar Energy L.P. (the “Company”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Sunoco LP (“Sunoco”), as filed by Sunoco on February 26, 2024 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Sunoco, Saturn Merger Sub, LLC, NuStar GP, NuStar Managing GP and Sunoco GP LLC and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of NuStar’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the NuStar Managing GP Board and Reasons for the Merger”, “The Merger—Opinion of NuStar’s Financial Advisor”, “The Merger—NuStar and Sunoco Unaudited Prospective Financial Information Reviewed by the NuStar Managing GP Board and Barclays” and “The Merger Agreement—Representations and Warranties”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Stephen Miller
Name: Stephen Miller
Title: Managing Director